Exhibit 99(r)(3)

The Blackstone Group L.P.

Code of Business Conduct

and Ethics

Code of Business Conduct and Ethics

Code of Business Conduct and Ethics

A Message from Stephen A. Schwarzman

All of us have every reason to be proud of Blackstone’s high standards. The Firm is committed to preserving its reputation for excellence and integrity in everything we do. Our reputation today is a tribute to all of you and the manner in which you conduct the Firm’s business, and for that we want to thank you wholeheartedly.

It has taken the Firm since 1985 to build that reputation, but we should be fully aware that reputations can be destroyed in a fraction of that time by one brief shortcoming.

None of you can be unaware of the trials and tribulations that have beset Wall Street and a significant number of major corporations over the past few years. More than a few of these problems have arisen because of poor ethical judgments or simply a lack of appropriate standards.

To ensure that everyone fully understands the Firm’s approach and the standards by which we measure ourselves, the enclosed comprehensive Code of Business Conduct and Ethics has been prepared to help guide you in your decision-making.

It is imperative that you read and abide by these standards so that we can continue to be a successful and admired organization in the years ahead.

Thank you again for your diligence and cooperation in helping Blackstone maintain its stellar reputation.

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman
Chairman and
Chief Executive Officer

January 2010

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Code of Business Conduct and Ethics

Business Ethics and Compliance Standards and Procedures

Integrity, honesty and sound judgment are fundamental to the reputation and success of The Blackstone Group L.P., its general partner, Blackstone Group Management L.L.C., their respective subsidiaries and affiliates (collectively, “Blackstone”). The policies outlined in this Code of Business Conduct and Ethics (the “Code”) are designed to ensure that all Blackstone directors, officers and employees not only conduct themselves lawfully at all times, but also maintain the highest ethical standards in every aspect of their dealings with other employees, the business community, clients, suppliers and government authorities.

The Firm is committed to providing equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.

No employee should be misguided by any sense of false loyalty to the Firm or a desire for profitability that might cause him or her to disobey any applicable law or Firm policy. Violation of Firm policy will constitute grounds for disciplinary action, including, when appropriate, termination of service.

The Firm believes our people are our most important resource. We seek to hire the brightest and most talented and empower them to be better. We continually strive for professional excellence.

Management seeks to (1) foster a stimulating culture where there is a commitment to excellence; (2) promote and reward our personnel for their contributions and achievements; and (3) promote an ethical environment and a sense of mutual trust and shared responsibility.

The material contained in this Code and in the Firm’s Compliance Policies and Procedures Manual, Investment Adviser Compliance Policies and Procedures and Policies of Employment or Service serve as a guide for employees when faced with legal or ethical questions. The Code and such other material are not all-inclusive, and the Firm expects employees to use their own judgment at all times to follow the high ethical standards to which the Firm is committed.

The Firm takes this Code very seriously. All employees must follow the ethical and compliance standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of law or of our ethical standards that they may witness or have a reasonable basis to believe exists. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, an employee retaliating or punishing another employee for reporting suspected unethical or illegal conduct or any questionable situation could well be acting in violation of the law. As discussed below, all reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances.

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Code of Business Conduct and Ethics

Business Ethics and Compliance Standards and Procedures

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. To this end, employees should keep in mind the following steps as they consider a particular problem or concern:

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from individuals other than your supervisor. In situations where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, consider discussing the issue with someone from the Human Resources department. If the issue relates to a specific National Association of Securities Dealers, Inc. (“NASD”) or Investment Advisers Act of 1940 (as amended) matter, consider discussing the issue with the Chief Compliance Officer. In the case of accounting, internal accounting controls or auditing matters, consider discussing the issue with the Chief Financial Officer or the audit committee of the board of directors. Interested parties may also communicate directly with the Firm’s non-management directors through contact information located in the Firm’s annual proxy statement.

If employees are concerned about an ethical situation or are not sure whether specific conduct meets the Firm’s standards of conduct, employees are responsible for asking their supervisors or managers, a representative of the Compliance Department, the Human Resources Department or other Administrative Departments, the Chief Legal Officer, a Colleague Advisor or the Employee Hotline any questions that they may feel are necessary to understand the Firm’s expectations of them. Employees interested in communicating a concern anonymously may call the Employee Hotline (1-888-279-8004).

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Code of Business Conduct and Ethics

Business Ethics and Compliance Standards and Procedures

Employees who fail to comply (either in letter or spirit) with these policies, including supervisors or managers who fail to detect or report wrongdoing, may be subject to disciplinary action, up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate a Firm policy;

•	Requesting others to violate a Firm policy;

•	Failure to promptly disclose a known or suspected violation of a Firm policy;

•	Failure to cooperate in Firm investigations of possible violations of a Firm policy;

•	Retaliation against another employee for reporting a good faith integrity concern; and

•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Firm policies and applicable law.

It is important to understand that a violation of certain of these policies may subject the Firm and the individual employee to civil liability and damages, regulatory sanction and/or criminal prosecution.

If you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or manager, a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer, a Colleague Advisor or the Employee Hotline. Similarly, if you are a supervisor or manager and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer, a Colleague Advisor or the Employee Hotline.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no employee will be subject to retaliation or punishment for good faith reporting of suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Firm of any questionable situation. Furthermore, any person who participates in retaliation against such employee will be subject to disciplinary action, up to and including termination of employment.

Waivers of the Code

Any waiver of any provision of this Code for executive officers or directors of Blackstone Group Management L.L.C. must be approved by the board of directors or a committee of the board of directors of Blackstone Group Management L.L.C. and will be promptly disclosed as required by applicable securities law and/or stock exchange rules.

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Code of Business Conduct and Ethics

Respect at Blackstone

When Steve Schwarzman and Pete Peterson formed the Firm in 1985, their aim was to build a group of related businesses, to attract the very best people and to provide an environment in which we could grow to become among the leaders in our respective business areas. That has meant fostering an environment in which there was and is freedom of expression, constant interaction, attentive listening and consideration to personal and business issues at all levels.

All personnel should treat everyone, including fellow employees, clients, vendors and guests, with respect and dignity. We are all individually responsible for creating and maintaining a work environment that is built on these values.

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Code of Business Conduct and Ethics

Colleague Advisor Program

The mission of the Colleague Advisor Program is to provide a discrete, neutral and informal process designed to facilitate resolution of concerns that employees may bring to an Advisor. In performing this mission, the Advisor serves as an information and communication resource, upward feedback channel, listener and coach. When making recommendations, the Advisor has the responsibility to suggest actions or policies that will be equitable to all parties.

As a designated neutral, the Advisor has the responsibility of maintaining the utmost discretion concerning matters that are brought to his or her attention unless given permission to do otherwise. The only exceptions, determined in the judgment of the Advisor, are where there appears to be any threat of serious harm, illegal activity or improper conduct that could reasonably be expected to give rise to potential liability on the part of the Firm. In these cases, the Advisor will counsel the employee to contact a supervisor or manager, a representative of the Compliance Department or the Human Resources Department, the Chief Legal Officer or the Employee Hotline. The Advisor will in any such case bring the matter to the attention of the Chief Legal Officer. Should the employee decline to do so, the Advisor will pursue reasonable avenues to investigate and effect change, if necessary. However, if the Advisor is unable to reach any resolution regarding the issue at hand, he or she will notify the employee that the Advisor may refer the issue to designated firm channels for resolution.

The Advisor function is independent of and separate from the Human Resources Department and other existing administrative structures. An Advisor does not serve as the recipient of notice on behalf of the Firm for any legal or other purpose. This must be done through a supervisor or manager, the Human Resources Department or the Chief Legal Officer. This role supplements, but does not replace, the Firm’s existing resources for airing concerns, reporting complaints, soliciting advice or dealing with conflict.

While maintaining the discreteness of individual communications, the Advisor may deliver periodic reports, either verbally or in writing, to the Human Resources Department.

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Code of Business Conduct and Ethics

Employee Hotline

The Firm recognizes the importance of an ethical and respectful workplace. To further this goal, we have partnered with an outside service provider, Harris, Rothenberg International (“HRI”), to provide a confidential Employee Hotline for all Firm employees.

Employees are encouraged to communicate concerns or complaints directly to managers, the Human Resources Department or an internal Colleague Advisor. The Employee Hotline, however, provides an additional communication channel for employees to voice their work-related concerns to an independent, objective and experienced party.

Employees may call this counselor directly at 1-888-279-8004 between 8:30 a.m. and 5:00 p.m., Monday through Friday. An employee may also leave a voicemail message 24 hours a day, seven days a week for a return call no later than the next business day.

Employees may hold anonymous conversations with the Employee Hotline Counselor or leave anonymous voice mail messages that will not be communicated to the Human Resources Department. At no time will the Employee Hotline utilize “Caller ID” technologies to identify an employee who wishes to remain anonymous. In order to facilitate positive action in response to employees’ concerns, callers are urged to give their names and work locations, but only if they feel comfortable doing so. If the employee would prefer that the hotline counselor notify the Human Resources Department on his or her behalf, the counselor will provide the Human Resources Department with a general summary of the complaint, with or without the name of the caller, depending on the employee’s preference.

If the employee decides to report the concern to a manager or the Human Resources Department directly after speaking to the hotline counselor, the Human Resources Department will review the concern fairly, discretely and quickly. The Human Resources Department will then determine the appropriate actions to address the concern and respond to the employee.

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Code of Business Conduct and Ethics

Confidential Information

The Firm regularly comes into possession of Confidential Information (as that term is defined below) in the course of the Firm’s business. The Firm is strongly committed to protecting Confidential Information, whether entrusted to the Firm by a client, investor or portfolio company, generated within the Firm or obtained from some other source. The Firm is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

In the course of his or her participation in the work of the Firm, an employee or member of the Firm may obtain or have access to information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee or member of the Firm, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of the Firm or to its members, actual or prospective clients or investors, its affiliates (including funds managed by affiliates of the Firm), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Firm’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public. However, information that when viewed in isolation may be publicly known or can be accessed by a member of the public will constitute Confidential Information for these purposes if such information has become proprietary to the Firm through the Firm’s aggregation or interpretation of such information.

Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) the Firm, (b) a business group of the Firm, (c) one or more funds managed by affiliates of the Firm or (d) any individual or group of individuals during their time at the Firm, or (2) describes an individual’s role in achieving or contributing to any such investment results.

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Code of Business Conduct and Ethics

Confidential Information

Because all Confidential Information constitutes a valuable asset of the Firm, without the prior written consent of the Firm (which may be given or withheld in the Firm’s sole discretion) or unless legally mandated, no employee or member of the Firm may, while he or she is employed by or associated with the Firm or at any time thereafter, (a) disclose any Confidential Information to any person except in furtherance of the business of the Firm, (b) make any other use of any Confidential Information except in the business of the Firm and in a manner which at all times is intended to serve the interests of the Firm or (c) disclose any information (whether or not Confidential Information) concerning the Firm or its present or former employees, members, clients or investors to any reporter, author or similar person or entity or take any other action likely to result in such information being made available to the public in any form, including books, articles or writings of any other kind, film, videotape, electronic means of communication or any other medium.

Any Firm personnel who fail to comply, either in letter or spirit, with these important policies may be subject to disciplinary action, up to and including termination of employment. The Firm may pursue appropriate legal action against present or former employees or members to enforce these policies.

In addition to complying with the important policies set forth above, employees and members are required to execute a confidentiality agreement prior to the commencement of employment and familiarize themselves with and acknowledge that agreement by their signature, as well as adhere to the policies and procedures set forth in the Firm’s Compliance Policies and Procedures Manual and Investment Adviser Compliance Policies and Procedures. The latter documents, which include procedures mandated by FINRA, contain important additional policies and procedures concerning Confidential Information and related matters.

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Code of Business Conduct and Ethics

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes in any way or even appears to interfere with the interests of the Firm as a whole. A conflict of interest may arise when an employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Firm. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Firm and its clients. Employees may not have outside interests that conflict or appear to conflict with the best interests of the Firm or its clients. Employees are expected to act solely for the benefit of the Firm and its clients and must not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided and, if unavoidable, must be disclosed to the Compliance Department at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Compliance Department for guidance.

Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Firm and may not use their influence to get the Firm to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific written approval has been granted in advance by the Chairman and Chief Executive Officer or the Chief Legal Officer.

Outside Employment/Directorships

All employees are expected to devote their best efforts to their job at all times. Employees may not maintain outside employment activities that compromise job performance or that may present a conflict of interest or is prejudicial to the Firm.

It may be a conflict of interest to serve as a director of any company that competes with the Firm. Employees may not serve as a director of another company without first obtaining the approval of the Chairman and Chief Executive Officer or the Chief Legal Officer.

Ownership in Other Businesses

Employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with the Firm unless specific written approval has been granted in advance by the Chairman and Chief Executive Officer or the Chief Legal Officer.

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Code of Business Conduct and Ethics

Conflicts of Interest

As a guide, “a significant financial interest” is defined as ownership by an employee or family members of the employee of more than 1% of the outstanding securities/capital value of a corporation or entity or that represents more than 5% of the total assets of such employee or family members of the employee.

Employees are prohibited from directly or indirectly buying or otherwise acquiring rights to any property when such employees know that the Firm may be interested in pursuing such opportunity and the information is not public.

Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or Firm to consult for or represent the Firm, special care must be taken to ensure that no conflicts of interest exist between the Firm and the person or Firm to be retained. Employees must also ensure that outside consultants and agents of the Firm are reputable and qualified. Agreements with consultants or agents should be in writing and should be approved by the Chief Legal Officer or his designee.

Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel, the Compliance Department or the Chief Compliance Officer.

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Code of Business Conduct and Ethics

Corporate Opportunities

It is the Firm’s policy that employees, officers and directors may not take opportunities for themselves that are discovered through the use of Firm property, information or position, or use Firm property, information or position for personal gain. Furthermore, employees may not compete with the Firm directly or indirectly. Employees, officers and directors have a duty to the Firm to advance its legitimate interests when the opportunity to do so arises.

Protection and Proper Use of Firm Assets

Theft, carelessness and waste have a direct impact on the Firm’s profitability. Employees, officers and directors have a duty to safeguard Firm assets and ensure their efficient use. Firm assets should be used only for legitimate business purposes and employees and directors should take measures to ensure against their theft, damage, or misuse.

Firm assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Firm policy.

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Code of Business Conduct and Ethics

Fair Dealing

Each employee, officer and director shall endeavor to deal fairly with the Firm’s equity holders, competitors, suppliers and employees. No employee or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Firm and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Relationships with Suppliers

The Firm encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for the Firm. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services or other), or who have contact with suppliers, must not exploit their position at the Firm for personal gain. Under no circumstances may any employee receive cash or other items of value from any supplier, whether directly or indirectly. However, ordinary and customary periodic holiday gifts of a de-minimis amount are permitted.

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Code of Business Conduct and Ethics

Compliance with Laws, Insider Trading and Other Matters

The Firm operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. All employees are expected to know and to follow the law. Supervisors, managers or other appropriate personnel must ensure that employees understand and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and, when necessary, to guide them to other subject-matter experts, including the Firm’s outside counsel. There are serious consequences for failing to follow any applicable laws, rules and regulations, up to and including termination of employment and potential criminal and civil penalties.

Governmental Filings and Responding to Governmental and Regulatory Requests

It is Firm policy to cooperate with all reasonable requests concerning Firm business from U.S. federal, state, municipal and foreign government agencies, such as the Federal Trade Commission, the Securities and Exchange Commission and the Department of Justice, and from regulatory organizations such as FINRA and the New York Stock Exchange. Employees must immediately forward any such requests, including requests for interviews or access to documents, to the Chief Legal Officer and wait for instructions before proceeding. Additionally, employees are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Firm without prior approval of the Chief Legal Officer.

With respect to filings made with U.S. federal, state, municipal and foreign governmental agencies, particularly those filings (e.g., Hart-Scott-Rodino filings) that are made in connection with an investment by the Firm, it is Firm policy that counsel retained by the Firm must generally be consulted prior to the submission of the filing with such agencies. In the event a decision not to contact outside counsel is made, written notification must be made to the Chief Legal Officer.

Insider Trading

The Firm’s policy against insider trading is designed to promote compliance with securities laws and to protect the Firm as well as Firm representatives from the very serious liability and penalties that can result from violations of these laws. The Firm is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort. It is the Firm’s policy that directors, executive officer and other employees of the Firm may not trade securities, of the Firm or otherwise, about which they learn material, non-public information. They are also prohibited from passing on such information to others who might make an investment decision based on it. Any questions as to whether information is material or has been adequately disclosed should be directed to the Chief Legal Officer.

In addition, directors, executive officers and employees are prohibited from engaging in transactions in the Firm’s securities that are inconsistent with a long-term investment in the Firm, signal a lack of confidence in the Firm or may lead to the appearance of insider trading. Such transactions include short sales, extended settlement trades, options trading or other derivative transactions and short-term or “day” trading.

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Code of Business Conduct and Ethics

Compliance with Laws, Insider Trading and Other Matters

Any violation of the Firm’s policies and procedures regarding personal securities trading by an employee or an employee’s family member may result in dismissal, suspension, with or without pay or other disciplinary sanctions against the employee, whether or not the violation of the Firm’s policy also constitutes a violation of law.

Document Retention

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Firm or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Chief Legal Officer.

Taxes

The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to attempt to evade taxes or the payment of taxes. Neither should employees solicit clients on the basis of nor actively participate in assisting clients in attempting to evade the tax laws. The Firm and its employees, whether acting on behalf of the Firm or individually, are not permitted to (i) make false statements to tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to tax authorities or (v) willfully fail to collect, account for or pay a tax.

None of this prevents you from arranging your personal affairs in a manner serving to lawfully minimize the tax you are required to pay, and in so doing, you can consider all allowable deductions and credits that you may be entitled to claim.

In addition to complying with the tax laws, employees must cooperate fully with any regulatory entity or governmental authority and may not interfere with the administration of the tax laws. Payments and gifts to tax agents and other government officials are strictly prohibited. To this end, employees are required to refer business inquiries to the Chief Legal Officer and respond immediately to personal inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

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Code of Business Conduct and Ethics

Compliance with Laws, Insider Trading and Other Matters

Disparaging Remarks

Disparaging statements about the Firm or any of its personnel are strictly prohibited. Accordingly, no employee of the Firm may make, while in the employ of the Firm or at any time thereafter, any oral or written negative, derogatory or disparaging statement about the Firm or about any present or former employee or member of the Firm.

Employees who violate this policy may be subject to disciplinary action, up to and including termination of employment. The Firm may also pursue appropriate legal action against present or former employees to enforce this policy.

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Code of Business Conduct and Ethics

Doing Business Internationally

While the Firm must adapt to business customs and market practices in global markets, all employees worldwide should adhere to applicable U.S. laws and regulations and Firm standards. Every employee involved in non-U.S. operations should also respect the laws, cultures and customs of all countries in which the Firm operates and should conduct the Firm’s overseas activities in a way that contributes to development in all such locales.

Foreign Corrupt Practices Act

The Firm and its employees, agents and representatives must strictly comply with the United States Foreign Corrupt Practices Act of 1977 (and amendments) (“FCPA”). The FCPA reaches conduct occurring outside of the territorial boundaries of the United States and applies to domestic and foreign subsidiaries of the Firm and to both U.S. citizens and non-U.S. citizens. Under this act:

The Firm and its Senior Managing Directors, agents, officers and other employees are prohibited from offering, paying or promising to pay or authorizing the payment of either money or anything of value, directly or indirectly, to non-U.S. government officials, political parties or candidates for political office outside the United States to win or retain business or influence any act or decision of such officials.

All books, records and accounts, domestic and overseas, must accurately and fairly reflect business transactions and dispositions of the Firm’s assets.

A system of internal accounting controls must be maintained to provide adequate corporate supervision over the accounting and reporting activities at all levels.

The Firm maintains detailed policies and procedures relating to the FCPA. A memorandum setting forth such policies and procedures has been delivered to all employees and should be consulted as necessary.

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Code of Business Conduct and Ethics

Disclaimer

This Code is designed to acquaint directors, executive officers and employees with the Firm’s policies with respect to business conduct and ethics.

The information contained in this Code is not intended to represent all of the Firm’s policies. In addition, directors, executive officers and employees should be aware that the Firm may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Firm.

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The Blackstone Group

345 Park Avenue New

York, NY 10154 USA

Phone: +1 212 583 5000

Fax: +1 212 583 5712

The Blackstone Group International Limited

40 Berkeley Square

London, W1J 5AL U.K.

Phone: +44 20 7451 4000

Fax: +44 20 7451 4001

www.blackstone.com